Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of September 2019, to the Fund Accounting Servicing Agreement, is entered into by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement dated as of December 15, 2005, as previously amended (the "Agreement"); and

WHEREAS the parties desire to update the fee schedule, Exhibit B of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Effective September 1, 2019, the fee schedule in Exhibit B of the Agreement, is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jay Kesslen	By: /s/ Anita M. Zagrodnik
Name: Jay Kesslen	Name: Anita M. Zagrodnik
Title: Vice President	Title: Senior Vice President 9/10/19

Exhibit B
to the Fund Accounting Servicing Agreement - Kinetics Mutual Funds, Inc. and Kinetics Portfolios Trust

Fund Accounting Services Fee Schedule at September 1, 2019
Master Portfolios
Annual Fund Accounting Fee Based Upon Average Net Assets of the Fund Complex

[ ] basis points on the next $[ ]
[ ] basis point on the balance

Feeder Portfolios
Annual Fund Accounting Fee Based Upon Average Net Assets of the Fund Complex
[ ] basis point on the balance
Minimum Annual Fee: $[ ]
Note: Minimum is based on the combined feeds for both Master Portfolios and the Feeder Funds and does not include pricing of securities. Minimum covers up to nine portfolios with classes plus up to five CFC and five C Corps. Portfolios above nine will increase the minimum annual fee by $[ ] for each.
All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee

•	$[ ] per year per fund complex

Data Services
Pricing Services

•	$[ ]- Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds,
ETFs, Total Return Swaps
$[ ] - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
$[ ] - CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
$[ ] - Interest Rate Swaps, Foreign Currency Swaps
$[ ] - Bank Loans
$[ ] - Swaptions
$[ ] - lntraday money market funds pricing, up to [ ] times per day
$[ ] - Credit Default Swaps
$[ ] per Month Manual Security Pricing {>25per day)
NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

•	$[ ] per Foreign Equity Security per Month

•	$[ ] per Domestic Equity Security per Month

•	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing and customized reporting.
Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly.